                                                                                                        Date: August 24th, 2004

8704 .. 51 AVENUE EDMONTON. ALBERTA

                          T6E SEB

PH, (403) 46S-0041

Dear Sirs:

This is to confirm that I/we are leasing the property municipally known as:- 4303-74 Avenue

Approximately 6500 sqft up & down_____________________________________________

On the following basic terms:

1.

That I/we lease this land/building for the term of   3  years at a monthly rental of $3500.00 & gst the lease commencing  from Oct. 15/04 rent to be adjusted with real property taxes.  The rent shall be due and payable in advance on the 1st day of each and every month of the said term.

2.       Such lease contains the following covenants and provisions:

•

Lessee to pay the rent in advance promptly when due on the 1st of every month of the said term.  Rents not paid promptly on due date shall then be deemed to be in arrears.  Time to be strictly of the essence.

•

Lessee to pay for the cost of all utilities and business tax, license or there rates all utilities.

•

Lessee to abide by and comply with all lawful by-laws. rules and regulations by any municipal or other authority.

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Lessee to indemnify and save the Lessor harmless from and against all loss, expense, damages, claims, and costs. Lessor shall not be liable for any damage to any property at any time in the demised premises occasioned by negligence, default or misfeasance of Lessee or any other tenant.

•

Lessee to maintain and insure and keep in good order all glass, including plate glass and glass doors. and protect water and drain pipes, water closets, faucets, sinks and accessories from frost during winter and cold weather.

•

Lessee to repair all damages, wear or tear which would occur in conducting their business, normal wear and tear only excepted.

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Lessee to pay interest to Lessor at two (2%) per cent per month for rent In arrears.

•

Lessee to pay all costs and attorney fees between solicitor and client on account of any default by Lessee.

•

Lessee allow Lessor to distrain for rent, including accelerated rent.

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Lessor will pay real property taxes and fire insurance premium monthly.

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It is understood and agreed that there are no representations or warranlies made by the Lessor or any of his representatives affecting the said property, other than as expresses herein in writing.

•

Special Conditions:Paint warehouse and office , walls and carpet, up& down where there is no rubber mats.  All lights, furnace & unit heater working.  All door to be in good working order.  Block Walls between bays.  Ceiling tiles painted.  Overhead panel (Bent); damage acknowledged.  Lessor to pay Lessee lease unitl rented.  Utilities on separate meters.

3.

The formal lease shall be prepared by the Lessor and shall be executed by the Lessee and the Lessor respectively on or before the commencement of the said term.  Pending execution of the formal lease, this Interim Lease Agreement upon execution shall constitute a lease and the parties hereto shall be bound by the covenant’s and provisos herein set forth.

4.

In order to bind this agreement I/We hereby hand you the sum of $7000.00 to be applied as rent on the first one month and the last one month of the tenancy, provided that if I/We  as Lessee(s) fail to complete a formal lease with the Lessor or fail to comply with the terms and conditions of this interim lease agreement the sum of money hereby tendered shall become forfeit to the Lessor as liquidated damages and I hereby grant the Lessor permission to turn over to you as agreed compensation for services rendered, that portion of the sum of money that would have equaled your commission had a sale been consummated, and this agreement shall be null and void, at the Lessors option.

This agreement shall enure to and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Witness__________________________________

Lessee:_____”Ken Pearson, KCP Innovative Services Inc”

                                    Address:____________________

                        Phone – Res___________Bus 913-2033

Receipt of deposit is hereby acknowledged:

Moses Sabo of Sabo Bros.  Realty Ltd.  Is

Acting as Dual Agent for the

Seller X

PurchaserX

Solicitor________________________________________

ACCEPTANCE

I/We the undersigned, the owners of the above described property hereby accept the above offer according to its terms and conditions.  I hereby authorize you to deduct from the deposit the commission payable, a and I hereby irrevocably assign the rentals to you to cover any unpaid balance of the commission, and I hereby charge this property with such sum, and I direct the Lessee to pay the rent to you my agent as the same falls due until the commission is paid In full.  In the event the sum of the money noted above shall become forfeit to the Lesser, as herein before provided, I then authorize you to deduct from the said deposit a sum to your equal commission as agreed compensation for services rendered.

Witness__________________________________

Lessor:”John Sabo Enterprises ltd”